Exhibit 99.1

Noble Rock Acquisition Corporation

4001 Kennett Pike, Suite 302

Wilmington, DE 19807

SUPPLEMENT TO

PROXY STATEMENT DATED JANUARY 6, 2023

FOR EXTRAORDINARY GENERAL MEETING

OF

NOBLE ROCK ACQUISITION CORPORATION

Dear Shareholders of Noble Rock Acquisition Corporation:

You have previously received definitive proxy materials dated January 6, 2023 (the “Proxy Statement”) in connection with the extraordinary general meeting of Noble Rock Acquisition Corporation, a Cayman Islands exempted company (the “company”, “we”, “us” or “our”), to be held on January 25, 2023 at 10:00 A.M., Eastern time, at the offices of Loeb & Loeb LLP, located at 345 Park Avenue, New York, New York 10154 (the “general meeting”), or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned, and will be available to attend via teleconference. The purpose of this document is to supplement the Proxy Statement with certain new and/or revised information as follows:

No Conversion of Class B Ordinary Shares. In the Letter to Shareholders and page 13, we disclosed that the holders of the Class B Ordinary Shares intended to convert their shares into Class A ordinary shares. The holders of the Class B Ordinary Shares have decided they will not be doing so at this time.

Change in Terms for Extension. The sponsor has decided to change the amount to be deposited into trust in connection with any one-month extension from the lesser of (i) $110,000 and (ii) an aggregate amount equal to $0.06 multiplied by the number of public shares of the company that are not redeemed in connection with the shareholder vote to approve the extension proposal, to the lesser of (i) $100,000 and (ii) an aggregate amount equal to $0.055 multiplied by the number of public shares of the company not are not redeemed in connection with the shareholder vote.

Postponement of Extraordinary General Meeting and Extension of Redemption Deadline. Due to the changes described above, the company has decided to postpone its extraordinary general meeting to January 27, 2023 at 10:00 A.M. Eastern time. Shareholders will have until January 26, 2023 to submit a proxy or to revoke a previously-given proxy. The meeting will be held at the same location and accessible via teleconference at:

Within the U.S.:

1 877-853-5257 (toll-free)

Outside of the U.S.:

1 470-381-2552 (standard rates apply)

Meeting ID:

997 2158 0255

Passcode for telephone access:

279378#

The deadline for submission of public shares has been extended to 5:00 p.m. Eastern time on January 25, 2023.

Except as set forth herein, all other information in the Proxy Statement remains unchanged. If you have previously-submitted a proxy or tendered your shares for redemption in accordance with the procedures set forth in the Proxy Statement and you do not wish to make any changes, you do not need to do anything further.

This Proxy Supplement is Dated January 23, 2023